Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SunEdison Semiconductor Limited:

We consent to the use of our report incorporated by reference herein relating to the combined financial statements of SunEdison Semiconductor Limited (Semiconductor Materials Business of SunEdison, Inc.).

/s/ KPMG LLP

KPMG LLP

St. Louis, Missouri

June 9, 2014